Exhibit 99.1

KRATON CORPORATION STOCKHOLDERS APPROVE ACQUISITION

BY DL CHEMICAL CO., LTD.

Houston, Texas, December 9, 2021 — Kraton Corporation (NYSE: KRA) (“Kraton”), a leading global sustainable producer of specialty polymers and high-value bio-based products derived from pine wood pulping co-products, today announced that its stockholders approved the proposed acquisition of Kraton Corporation by DL Chemical Co, Ltd. (“DL Chemical”). Under the terms of the definitive merger agreement with DL Chemical, Kraton stockholders will receive $46.50 in cash for each share of Kraton common stock they own.

“We are pleased that our stockholders have voted overwhelmingly in favor of the merger with DL Chemical,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “We believe the transaction provides significant value for Kraton stockholders, and that the ownership of Kraton by DL Chemical will extend Kraton’s global reach and provide a broad platform for further investment in, and expansion of, Kraton’s product offerings for the benefit of all of Kraton stakeholders.”

ABOUT KRATON

Kraton Corporation (NYSE “KRA”) is a leading global producer of specialty polymers and high-value performance products derived from renewable resources. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing products. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks and mining. Kraton offers its products to a diverse customer base in over 70 countries worldwide. Kraton, the Kraton logo and design are all trademarks of Kraton or its subsidiaries or affiliates.

For additional information:

H. Gene Shiels 281 504-4886